For Immediate Release
Friday, October 1, 2004

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Completes the Acquisition of Salient Systems, Inc.

PITTSBURGH, PA.--(PRNewswire-First Call)--October 1, 2004--Portec Rail Products, Inc. (NASDAQ National Market "PRPX") announced today that it has completed the merger whereby Portec Rail acquired 100% of the outstanding shares of Salient Systems, Inc. for a combination of Portec Rail stock and cash. Each Salient Systems, Inc.'s common stock shareholder will receive approximately 0.24 shares of Portec Rail Products, Inc. common stock and approximately $1.45 in cash for each of their shares of Salient common stock. The combined merger consideration payout to Salient System Inc.'s common shareholders is approximately $12.8 million. This strategic combination significantly expands Portec Rail's services portfolio and strengthens its global footprint in the growing market for Friction Management, Wayside Detection and Operating Asset Data Management, thus creating a leading global entity to provide essential products and services to the railway industry.

For the fiscal year ended December 31, 2003, Portec Rail's net sales were $57.6 million, and net income was $3.4 million. For the same time period, Salient System's net sales were $4.6 million, a 180% increase over the prior three-year average, while net income was $1.1 million. The transaction, on a full year basis, is expected to be accretive to Portec Rail's earnings.

John S. Cooper, President and CEO of Portec Rail said, "We are extremely pleased and very enthusiastic about the way that the two companies complement each other. Portec Rail is a global leader in railway friction management systems and Salient Systems is a global leader in railway electronic wayside data collection and data management systems. Portec Rail's "Friction Management" systems extend the life of track structures and rolling stock while reducing operating costs. Salient Systems' advanced electronic data collection hardware and sophisticated data management software systems, marketed under the "IntelliTrack(R)" brand, enable railways to do predictive maintenance, which can extend the life of the track structure and rolling stock. Under the merger agreement, Mr. Harold Harrison, who was President and CEO of Salient Systems, now holds the title of Chief Technical Officer/Vice President for Research and Development, and will continue to lead the technology development of the Salient product line. He will also head up the development of advanced technology transfers that can be applied to Portec Rail's "Friction Management" systems. We are excited about the convergence of these technologies and the long-term possibilities that it will offer our railway customers worldwide."

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Mr.  Harrison  said,  "Salient  Systems is excited to be part of the Portec Rail team. We believe that Salient Systems can bring significant technological advancements to our rail customers on both the Salient Systems and Portec Rail product lines. Salient Systems' customers have been urging us to find a strategic partner to help us grow rapidly to meet their expanding needs. Portec Rail's leadership in friction management was well known to Salient Systems, as some of our products are complementary to Portec Rail's. With Portec Rail's help, Salient Systems expects to further expand its global leadership in Wayside Detection and Operating Asset Data Management. Most importantly, Salient Systems will now have the added financial, marketing and field service strength and capabilities resulting from being part of a larger organization. This will help us to better serve our overall customer base as well as to introduce Salient
Systems'  newest  innovation,   StressNet(R).   StressNet(R),   along  with  the
Intellitrack(R) Data Management System will allow the railroads to monitor rail health in real time, just as Salient Systems' Wayside Measurement and Detection products allow railroads to monitor the performance of operating assets." Salient Systems, located in Dublin, Ohio has a 20-year history of developing innovative products that help the railroads operate more efficiently.

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ended June 30, 2004 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.